EXHIBIT 99.1

Concur Technologies Acquires Outtask, Inc.

Acquisition of Market Leading Online Travel Management Service, Cliqbook, Broadens

On-Demand Corporate Expense Management Suite

REDMOND, WA – January 23, 2006 - Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of on-demand business services that automate Corporate Expense Management (CEM) announced it has agreed to acquire privately held Outtask, Inc., provider of Cliqbook, the market leading online corporate travel management service. Concur expects the acquisition to be accretive to earnings in fiscal 2006.

“The addition of online travel management to our suite of integrated on-demand CEM services further strengthens Concur’s market leadership position,” said Steve Singh, Concur’s chairman and chief executive officer. “Our customers are focused on driving costs down and gaining visibility into their corporate expense data. With travel management integrated into Concur’s high quality platform of on-demand services, our customers can quickly and easily drive the costs out of travel, streamline the processing of corporate expenses, and leverage their expense information to drive even greater cost savings.”

“In combining market leading technologies, Concur is embracing the opportunity to enable customers to further drive costs out of their businesses. The market will benefit from the best in class travel and expense solutions delivered through on-demand services.” said Tom DePasquale, Outtask’s founder and CEO. “The Outtask team is excited to join forces with Concur to deliver excellent service and accelerated innovation to our combined customer base.”

“Companies that are best-in-class in managing operating costs will continue to leverage on-demand services to help drive costs out of their businesses,” said John Van Decker, Senior VP and Principle Research Fellow, Robert Frances Group. “Large firms, as well as small and medium-sized businesses, will greatly benefit from broadened suites of functionality that include corporate travel planning and supplier relationship management components in addition to expense reporting. This approach can enable an effective spend management strategy.”

Under the terms of the agreement, all outstanding equity securities of Outtask will be exchanged for approximately $24 million to $36 million in cash and approximately 2.9 million to 3.5 million shares of Concur common stock all totaling between approximately $67 million and $88 million based on the closing price of Concur common stock on January 20, 2006. The total amount of consideration is subject to the satisfaction of certain conditions as of September 30, 2006 and certain other adjustments and holdback provisions set forth in the definitive agreement. The acquisition also is subject to customary closing conditions and governmental filings.

Concur will discuss the acquisition of Outtask on its fiscal 2006 first quarter earnings conference call which will take place on Wednesday, January 25, 2006 beginning at 2:00 p.m. (PST). Concur will open the event to the media and general public by broadcasting the call live over the Internet at www.concur.com.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of on-demand business services that automate Corporate Expense Management (CEM). Concur’s integrated suite of on-demand CEM services enables organizations of all sizes to automate and control spending – driving the costs out of the expense reporting and corporate travel booking processes while providing enhanced visibility and actionable expense analysis. Concur’s services reach millions of employees across thousands of organizations around the world – streamlining business processes, reducing operating costs and improving internal controls – while empowering companies to apply greater insight into their spending patterns. More information about Concur is available at www.concur.com.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the anticipated timing of completion of the acquisition, the expectation that the acquisition will be accretive to fiscal 2006 earnings, statements made by Messrs. Singh, DePasquale, and Van Decker, including the anticipated benefits of broader integration of the Concur and Outtask products and services, are based on current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption and penetration of our service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our service offerings, including those integrating the Outtask online travel management service; retention and expansion of customers; continued use and adoption of on-demand services; the scalability of the hosting infrastructure for our integrated service offerings; changes in the level of business travel that may reduce the use of our products and services or inhibit new sales of our integrated products and services; potential difficulties associated with strategic relationships and with development of new products and services, including those incorporating Outtask offerings; uncertain market acceptance of our combined products and services or future products and services; and the overall level of customer demand for corporate expense management products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation, and expressly disclaims any obligation, to update or alter the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Jeff Pecor, Barokas Public Relations, 206-264-8220, jeff@barokas.com